Exhibit 10.1

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This First Amendment is made as of July 31, 2012 by and among Tompkins Financial Corporation, a New York corporation (“Tompkins”), TMP Mergeco. Inc., a New York corporation (“Merger Sub”), TMP Mergeco. I LLC, a New York limited liability company (“LLC”)  and VIST Financial Corp., a Pennsylvania corporation (“VIST”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement, as that term is defined below.

RECITALS

WHEREAS, Tompkins, Merger Sub and VIST are parties to that certain Agreement and Plan of Merger, dated as of January 25, 2012 (the “Merger Agreement”), pursuant to which VIST would be merged with and into Merger Sub (the “Merger”), and

WHEREAS, Section 2.7 of the Merger Agreement provides that the structure of the Merger can be revised, subject to certain conditions, and

WHEREAS, to better assure that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, as contemplated by Section 2.6 of the Merger Agreement, the parties agree that reliance upon a merger of VIST with and into a limited liability company, rather than a corporation, is in the interests of the parties,

NOW, THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, intending to be legally bound thereby:

1. Substitution of LLC for Merger Sub.  LLC shall be deemed a party to the Merger Agreement, in substitution in all respects for Merger Sub, so that at the Closing contemplated by the Merger Agreement, VIST will be merged with and into LLC, with LLC as the resulting surviving entity.  Any references to Merger Sub shall become references to LLC and LLC, by its execution hereof, hereby assumes and agrees to perform all of Merger Sub’s obligations pursuant to the Merger Agreement.

2. Representations and Warranties.   (a)  Section 5.1(c) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(c)  LLC is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of New York.  LLC has full power and authority to carry on its business as now conducted and is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

(b)  Section 5.1(b) of the Merger Agreement is deleted in its entirety and replaced with the following:

“(b) All of the membership interests of LLC are fully paid and nonassessable and owned by Tompkins.”

3. Scope.  Except as expressly amended hereby, the Merger Agreement shall remain in full force and effect.

4. Counterparts.  This Amendment may be signed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the date first written above.

TOMPKINS FINANCIAL CORPORATION		VIST FINANCIAL CORP.

By:	/s/ Francis M. Fetsko	By:	/s/ Robert Davis
Name:	Francis M. Fetsko	Name:	Robert Davis
Title:	Executive Vice President and CFO	Title:	President and CEO

TMP MERGECO. Inc.		TMP MERGECO. I LLC

By:	/s/ Francis M. Fetsko	By:	/s/ Francis M. Fetsko
Name:	Francis M. Fetsko	Name:	Francis M. Fetsko
Title:	Executive Vice President	Title:	Manager